Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

Western Uranium & Vanadium. and its subsidiaries (collectively, “Western” or the “Corporation”) are committed to conducting business in accordance with the highest standards of business and ethics, including providing accurate financial disclosure and operating in compliance with applicable laws, rules, regulations and stock exchange policies. This Code of Business Conduct and Ethics (the “Code”) has therefore been adopted as a statement of the Corporation’s business practices and how it does business.

Western expects all its directors, officers, employees, consultants, and contractors as well companies, partnerships and other organizations providing services to the Corporation (the “Subject Parties” to act with integrity and honesty, and to take responsibility for the performance of their duties for the Corporation. To the best of their knowledge and ability, the Subject Parties shall:

1.	act with honesty and integrity in our interaction with customers, suppliers, competitors, employees and others;

2.	avoid actual or apparent conflicts of interest between personal and professional interests;

3.	provide disclosure that is accurate, complete, objective, relevant, timely and understandable in reports and documents that the Corporation files with securities regulators and in all public communications made by the Corporation;

4.	comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

5.	respect the confidentiality of information acquired in the course of our work except when authorized or otherwise legally obligated to disclose;

6.	avoid discrimination and nepotism;

7.	promote ethical behavior in our work environment and promote accountability for adherence to this Code;

8.	provide guidance to employees, contractors, consultants, officers and directors of the Corporation to help them recognize and deal with ethical issues; and

9.	help foster a culture of honesty and accountability for the Corporation.

The following additional policiess hould be read in conjunction with the Code:

●	Insider Trading Policy;

●	Whistle blower Policy; and

●	Charter of the Governance, Nominating and Compensation Committee.

Respectful Workplaces

Western is committed to maintaining workplaces characterized by professionalism, and respect for the dignity of every individual with whom its employees and representatives interact. Western is an equal opportunity employer and does not discriminate against directors, officers, employees, contractor, consultants, potential employees or other services providers on the basis of gender, race, colour, age, disability, sexual orientation, ethnic origin religion or disability or any other category protected by applicable laws and regulations.

Western does not tolerate harassment, workplace violence, substance abuse, and other disrespectful and inappropriate behavior and retaliation, as our employees have every right to work in an environment that is free from such conduct. Western expects that all employees and other representatives to take personal responsibility for their interactions, communications and behavior to maintain a respectful workplace. The Corporation does not and will not employ children (as such term is defined by the applicable laws and regulations).

Any complaints of harassment, other disrespectful and inappropriate behavior and retaliation are promptly, thoroughly and impartially investigated.

Conflict of Interest

A conflict of interest occurs when a Subject Party’s duty of loyalty to Western is potentially compromised by direct or indirect benefits that a Subject Party will or would receive from another source. Subject Parties are required to use commercially reasonable efforts to avoid conflicts of interest, and to the extent they cannot be avoided to disclose them as required under this Code. However, Western recognizes that Subject Parties are likely to be involved with other businesses and organizations that are similar to, or are actually or may be perceived to be in competition with Western, and therefore requires disclosure of such conflicts in accordance with this Code to permit appropriate consideration by Western.

In the event of an actual or perceived conflict of interest, Subject Parties are required to notify the Board of Directors, the President or CEO of Western, or the Chair of the Audit Committee for proper consideration. Subject Parties should use their reasonable discretion in determining to which of the foregoing a notice under this Code should be addressed.

Offering or Accepting Gifts and Benefits

Subject Parties should carefully assess the appropriateness of offering or accepting gifts from suppliers, contractors or other parties. Consideration should be given to the value, timing and nature of any such gift to ensure it aligns with ethical standards and avoids conflicts of interest with respect to Western.

Relationships with Others

Subject Parties must refrain from placing themselves in situations where they may be under the influence or obligation of anyone engaged in business with the Corporation. This includes interactions with suppliers, contractors, competitors or regulators.

Corporate Opportunities

Subject Parties are expressly prohibited from personally capitalizing on opportunities discovered through the use of Corporation property or information, or any position or relationship with Western. Any developed opportunities that relate to the Corporation’s existing or proposed properties, projects or business activities must be treated with caution, and individuals are restricted from using corporate resources to compete with or undermine western.

Fair Dealing

Western is committed to ethical conduct, and refraining from illegal or unethical business practices. Unauthorized activities such as misusing proprietary information, using trade secrets without consent, or inducing improper disclosures by employees of other companies are strictly prohibited.

All Subject Parties, are expected to engage in fair dealings with the Corporation’s service providers, suppliers, competitors and employees. Unfair practices, including manipulation, concealment, misrepresentation of material facts, or any other deceptive actions, should not be conducted. Western promotes a culture of integrity and equitable interactions in all business dealings.

Confidentiality

Western considers the protection of confidential information of utmost importance. In the course of working for or with Western, Subject Parties may come into contact with information that is non-public, privileged, or of value to competitors of the Corporation, or that may be damaging to Western if improperly disclosed.

Subject Parties must protect the confidentiality of information concerning the Corporation and its business activities, as well as that of companies having business dealings with Western. Subject Parties who leave the Corporation have an ongoing obligation to keep such information confidential.

Violations

Any breaches of this Code will not be tolerated. Subject Parties found in violation may face disciplinary measures, including termination of employment, termination of the applicable business relationship, reporting to authorities and, when warranted, civil legal action or referral for criminal prosecution. Lack of awareness of this Code’s provisions cannot be considered an excuse for non-compliance.

Waivers

The Corporation may waive certain provisions of the Code when deemed appropriate under the circumstances. Any Subject Party who believes that a waiver may be called for should discuss the matter with the Chief Risk Officer (if one has been appointed), or the Chair of the Audit Committee. Waivers for executive officers or directors of Western may be made only by the Board of Directors. Waivers will bed is closed as required under applicable securities commission as well as any applicable exchange rules.

Retaliation

Western prohibits retaliation of any kind against an individual for making a complaint in good faith, providing information in connection with an investigation, or as a result of the resolution of the complaint. Likewise, retaliation against individuals who have exercised their legal rights is prohibited.

This Code was revised and approved by the Board of Directors of Western on October 4, 2024

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